                                                                     EXHIBIT 4.1

                       IMPERIAL ACQUISITION CORPORATION

                      NONQUALIFIED STOCK OPTION AGREEMENT
                       UNDER THE 1996 STOCK OPTION PLAN


     THIS STOCK OPTION AGREEMENT made and entered into as of the 1st day of October, 1996, by and between Imperial Acquisition Corporation, a Michigan corporation ("the Company"), and _______________________, (the "Optionee"). The Optionee is now employed by the Company or a subsidiary of the Company, and the Company desires to provide additional incentive to the Optionee, to encourage stock ownership by the Optionee, and to encourage the Optionee to remain in the employ of the Company or a subsidiary, and as an inducement thereto, the Company has determined to grant to the Optionee a nonqualified stock option ("Option") pursuant to the Company's 1996 Stock Option Plan ("Plan"), a copy of which is attached hereto.

     NOW, THEREFORE, it is agreed between the parties as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions hereof, the Company hereby grants to the Optionee the right and option to purchase from the Company up to, but not exceeding in the aggregate, ____ shares of the Company's Common Stock, at a price of Ten Dollars ($10.00) per share. This Option is not intended to constitute an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. ACCRUAL OR RIGHT TO EXERCISE OPTION. The Optionee may purchase from the Company on or after October 1, 1997, twenty percent (20%) of the shares covered by this Option, and on October 1 of each succeeding year, this Option may be exercised as to an additional twenty percent (20%) of the shares covered by this Option, so that by October 1, 2001, this Option shall be fully exercisable. To the extent not exercised, installments shall accumulate and may be exercised by the Optionee, in whole or in part, in any subsequent period. This Option shall become exercisable in full upon the occurrence of a Change in Control of the Company, as defined in Section 12 of the Plan. Any provision of this Agreement notwithstanding, this Option shall not be exercisable on or after December 31, 2001.

     3.   TERMINATION OF EMPLOYMENT.

     (A) If, prior to the date that this Option shall first become exercisable, the Optionee's employment with the Company or any subsidiary of the Company shall be terminated for any reason other than a Change in Control of the Company, the Optionee's right to exercise this Option shall terminate and all rights hereunder shall cease. As used in this Agreement, the term "subsidiary" of the Company means any "subsidiary corporation" as defined in Section 424(f) of the Code, and the term "employment" means employment with the Company or any subsidiary of the Company.

     (B) If, on or after the date that this Option shall first become exercisable, the Optionee's employment is involuntarily terminated by the Company for reasons other than Cause (as hereinafter defined), the Optionee shall have the right, until the earlier of (i) the expiration of this Option or
(ii) thirty (30) days after such termination of employment, to exercise this Option to the extent that it shall have been exercisable and unexercised on the date of such termination of employment, subject to any other limitation on the exercise of such Option in effect at the date of exercise.

     (C) If, on or after the date that this Option shall first become exercisable, the Optionee's employment is terminated voluntarily by the Optionee, or by the Company due to Cause, the Optionee's right to exercise this Option shall terminate as of the date on which the Optionee's employment is terminated. The term "Cause" as used herein shall mean the Optionee's termination of employment due to willful, gross misconduct by the Optionee, a willful and material breach by the Optionee of his or her duties with respect to the employment relationship with the Company or its subsidiary, or an act of material dishonesty or fraud by the Optionee that is injurious to the Company or its subsidiary.

     (D) If, on or after the date that this Option shall first become exercisable, the Optionee shall die or become disabled, (as defined in Section 22(e) of the Code), the Optionee or the executor or administrator of the estate of the Optionee (as the case may be) or the person or persons to whom the Option shall have been transferred by will or the laws of descent and distribution, shall have the right, until the earlier of (i) the expiration of this Option or
(ii) one year from the date of the Optionee's termination of employment due to death or disability, to exercise this Option to the extent that it was exercisable and unexercised on the date of the Optionee's termination of employment due to death or disability, subject to any other limitation on exercise in effect at the date of exercise.

     (E) The transfer of the Optionee from one corporation to another among the Company and any of its subsidiaries, or a leave of absence with the written consent of the Company or any of its subsidiaries, shall not be a termination of employment for purposes of this Option.

     4.   RIGHT OF FIRST REFUSAL

     (A) Before shares acquired pursuant to the exercise of this Option may be transferred to an individual other than an Optionee's spouse, such shares must first be offered to the Company, which shall have thirty (30) days following its receipt of written notice from the Optionee, to repurchase such shares at their then fair market value as determined in good faith by the Company's Board (as hereinafter defined).

     (B) If an Optionee's employment with the Company or its subsidiary is terminated for Cause, then the Company shall have thirty (30) days following such termination date to consider the repurchase of the Optionee's shares which have been acquired pursuant to the exercise of the Option granted hereby. The Company's repurchase price shall be the lower of the Option price paid by the

Optionee or the "book value" of the Company's Common Stock, as determined by the Company's independent accountants.

     5.   EXERCISE OF OPTION.

     (A) The Optionee, from time to time during the period when the Option hereby granted may by its terms be exercised, may exercise the Option in whole or in part as at the time permitted, by delivery to the Company of: (i) a written notice signed by the Optionee (A) stating the number of shares that the Optionee has elected to purchase at that time from the Company, (B) upon the request of the Company, a signed statement from the Optionee representing that he/she is acquiring the shares being purchased for investment and not for resale; and (ii) cash, personal check, certified or bank cashier's check for an amount equal to the purchase price of the shares then to be purchased.

     (B) After receipt of the foregoing, and subject to Section 5 below, the Company shall issue such shares in the name of the Optionee and deliver the certificates therefor to the Optionee.

     6. COMPLIANCE WITH SECURITIES LAWS. Anything to the contrary herein notwithstanding, the Company's obligation to sell and deliver stock under this Option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell and deliver stock pursuant hereto unless and until it receives satisfactory proof that the issuance or transfer of such shares will not violate any of the provisions of any federal or state law governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws. If the Optionee fails to accept delivery and pay for all or any part of the number of shares specified by such notice upon tender of delivery thereof, the Optionee's right to exercise this Option with respect to such undelivered shares may be terminated by the Company.

     7. NON-ASSIGNABILITY. The Option hereby granted shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option may be exercised during the Optionee's lifetime only by the Optionee. Any transferee of the Option shall take the same subject to the terms and conditions of this Agreement. No such transfer of the Option shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this Agreement. No assignment or transfer of this Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by the Optionee by will or by the laws of descent and distribution, shall vest in the purported assignee or transferee any interest or right herein whatsoever.

     8. WITHHOLDING. The Optionee hereby authorizes the Company to withhold from his or her compensation or agrees to tender the applicable amount to the Company to satisfy any requirements for withholding of income and employment taxes in connection with the exercise of the Option granted hereby.

     9. DISPUTES. As a condition to the granting of the Option granted hereby, the Optionee and the Optionee's successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Board of Directors (the "Board") in its sole discretion and judgment and that any such determination and any interpretation by the Board of the terms of this Agreement shall be final and shall be binding and conclusive for all purposes.

     10. ADJUSTMENTS. In the event of any stock dividend, stock split, reclassification, merger, consolidation, or similar transaction affecting the shares covered by this Option, such shares shall be appropriately adjusted in accordance with Section 14 of the Plan.

     11. RIGHTS AS SHAREHOLDER. The Optionee shall have no rights as a shareholder of the Company with respect to any of the shares covered by this Option until the issuance of a stock certificate or certificates upon the exercise of the Option in full or in part, and then only with respect to the shares represented by such certificate or certificates.

     12. NOTICES. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Company's, Treasurer, at the principal officer of the Company. All notices by the Company to the Optionee shall be delivered to the Optionee personally or addressed to the Optionee at the Optionee's last residence address as then contained in the records of the Company or such other address as the Optionee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to the Optionee at the Optionee's last designated address shall be effective to bind any other person who shall acquire rights hereunder.

     13. "OPTIONEE" TO INCLUDE CERTAIN TRANSFEREES. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision should logically apply to any other person or persons to whom the Option, in accordance with the provisions of Section 7 hereof, may be transferred, the word "Optionee" shall be deemed to include such person or persons.

     14. GOVERNING LAW. This Agreement has been made in and shall be construed in accordance with the laws of the State of Michigan.

     15. PROVISIONS OF PLAN CONTROLLING. The provisions hereof are subject to the terms and provisions of the Plan attached hereto. In the event of any conflict between the provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      IMPERIAL ACQUISITION CORPORATION,
                                      a Michigan corporation


                                      By:_______________________________

                                       Its:_____________________________


                                           _____________________________
                                                                Optionee